www.aviatnetworks.com

Aviat Networks Appoints Michele Klein to its Board of Directors

Austin, Texas. – May 17, 2021 – Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in wireless transport solutions, today announced the appointment of Michele F. Klein to its board of directors.
Ms. Klein is a public company director and accomplished executive with experience leading corporate growth and M&A initiatives. Her extensive background and perspective in systems, software, and the energy sector align well with Aviat's worldwide private network business and will help guide Aviat's strategy in these areas. Ms. Klein is also an accomplished investment strategist, having served as a senior director of Applied Ventures, the venture capital arm of Applied Materials, Inc., where she recommended and managed investments, and represented Applied on the boards of seven technology companies. Previously, Ms. Klein co-founded and led two semiconductor equipment companies from inception to acquisition by public companies.
“Michele is a welcome addition as a new independent director to our board,” said John Mutch, Chairman of Aviat Networks. “She is known for her growth orientation and corporate governance experience, and her industry and investment expertise complements the experience of our other board members. Aviat will benefit greatly from her proven track record, as we continue to execute our growth strategy, increase profitability, and return greater value to our shareholders.”
“The opportunity to join the Aviat Board of Directors is exciting, and I look forward to working with John, Pete, and the other board members as the company enhances its leadership position in wireless transport solutions.”
Ms. Klein earned a BS from the University of Illinois and an MBA from the Stanford Graduate School of Business.
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About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat Networks is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Media Contact: Gary Croke, Aviat Networks, Inc., gary.croke@aviatnet.com
Investor Relations Contact: Keith Fanneron, Aviat Networks, Inc., keith.fanneron@aviatnet.com